Filed Pursuant to Rule 424(b)(4)
Registration No. 333-171914

PROSPECTUS

MARCH 3, 2011

OCZ TECHNOLOGY GROUP, INC.

4,640,525 Shares of Common Stock

52,000 Shares of Common Stock issuable upon the exercise of outstanding Warrants

This prospectus relates to the resale by selling stockholders identified in the section entitled “ Selling Stockholders ” on page 12 of up to an aggregate of 4,692,525 shares of common stock, par value $0.0025 per share, of OCZ Technology Group, Inc. (“ OCZ ”), which consist of:

•	4,640,525 shares of Common Stock, and

•	52,000 shares of Common Stock issuable upon the exercise of outstanding Warrants

The Selling Stockholders (which term as used herein includes their pledgees, assignees, or other successors-in-interest) may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares.  For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled “ Plan of Distribution ” on page 17 of this prospectus.  We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering.  The Selling Stockholders may be deemed underwriters of the shares of our common stock that they are offering.  We will bear all costs, expenses and fees in connection with the registration of these shares.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

We currently have two effective registration statements pursuant to which the selling stockholders identified in the prospectuses that are part of those registration statements may sell from time to time up to an aggregate of (i) 12,358,355 shares of outstanding common stock and (ii) 4,909,835 shares of common stock issuable upon exercise of outstanding warrants.

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “ OCZ ”.  On January 26, 2011, the last reported sales price of our shares on The NASDAQ Capital Market was $7.86 per share.  You should rely only on the information contained in this prospectus.

You should consider carefully the risks that we have described in the section entitled “ Risk Factors ” before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated March 3, 2011.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS	6

USE OF PROCEEDS	7

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCK MATTERS	7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9

SELLING STOCKHOLDERS	11

PLAN OF DISTRIBUTION	17

LEGAL MATTERS	18

EXPERTS	18

MATERIAL CHANGES	18

WHERE YOU CAN FIND MORE INFORMATION	18

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus.  You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus.  You should carefully consider, among other things, the matters discussed in the section entitled “ Risk Factors ” before deciding to invest in our common stock.  Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our” or “us” refer to OCZ Technology Group, Inc. and our subsidiaries.

Overview

We are a leading provider of high performance solid state drives (“ SSDs ”) and memory modules for computing devices and systems.

Historically, we primarily sold high performance memory modules to individual computing enthusiasts through catalog and online retail channels.  However, SSDs have emerged as a strong market alternative to conventional disk drive technology and are rooted in much of the same basic technological concepts as our legacy memory module business.  Today, as part of the strategy we implemented in fiscal year 2009, our product mix is significantly more weighted toward the sale of SSDs and the SSD product line has become central to our business.  In fact, in August 2010, we announced that we were discontinuing certain commodity level DRAM module products. Then, on January 10, 2011 we announced that the remaining DRAM modules products would be discontinued after our fiscal year ended February 28, 2011.  As a result, our target customers are increasingly enterprises and original equipment manufacturers ( “OEMs ”).

In addition to our SSD and memory module product lines, we design, develop, manufacture and sell other high performance components for computing devices and systems, including thermal management solutions, AC/DC switching power supplies (“ PSUs ”) and computer gaming solutions.  We offer our customers flexibility and customization by providing a broad array of solutions which are interoperable and can be configured alone or in combination to make computers run faster, more reliably, efficiently and cost effectively.  Through our diversified and global distribution channel, we offer more than 450 products to 340 customers, including leading retailers, etailers, OEMs and computer distributors.

Corporate Information

We were founded in 2002 and incorporated in Delaware in December 2004.  We have two subsidiaries, OCZ Canada, Inc., a Canadian corporation, and OCZ Technology Ireland Limited, an Irish corporation.

Our principal executive offices are located at 6373 San Ignacio Avenue, San Jose California, 95119, and our telephone number is (408) 733-8400.  Our website address is  www.ocztechnology.com.  The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Shares outstanding prior to offering:	As of December 30, 2010, we had 34,262,356 shares of our common stock issued and outstanding.

Common Stock offered for resale to the public by the Selling Stockholders:	Up to 4,692,525 shares of our common stock, which consists of: • Up to 4,640,525 shares of common stock, and • Up to 52,000 shares of common stock issuable upon the exercise of outstanding warrants .

Use of Proceeds:
Proceeds from the sale of common stock covered by this prospectus will be received by the Selling Stockholders.  We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.  We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

The NASDAQ Capital Market symbol for our common stock:	“ OCZ ”

Risk Factors:	See “ Risk Factors ” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus are forward-looking statements, including, in particular, statements about our plans, strategies and prospects, objectives, expectations, intentions, adequacy of resources, and industry estimates.  These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions.

Forward-looking statements are based on information available to us as of the date of this prospectus.  Current expectations, forecasts and assumptions involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements.  We caution you therefore that you should not rely on any of these forward-looking statements as statement of historical fact or as guarantees of future performance.  These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to:

▪	our ability to implement our business strategy, including the expansion of our solid state drive (“ SSD ”) product line through distributors and direct sales;

▪	our ability to obtain additional financing and continue to fund order fulfillment to match the demand for our products;

▪	our limited operating history, which is principally in products that are not our SSD product line, which has emerged as our core focus;

▪	unknown liabilities associated with past and future acquisitions;

▪	our ability to manage growth;

▪	significant competition amid with technology that is rapidly evolving;

▪	our ability to attract and retain talented employees; and

▪	other risks described under the headings “ Risk Factors ” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations .”

Market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information.  We believe these sources of information are reliable and that the information fairly and reasonably characterizes our industry.  Although we take responsibility for compiling and extracting the data, we have not independently verified this information.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the Selling Stockholders in connection with a registration rights agreement with the Selling Stockholders.  The Selling Stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus.  We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by Selling Stockholders that are covered by this prospectus.  We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Information required by this section is incorporated herein by reference to Part II, Item 5 entitled “ Market for Registrant’s Common Equity. Related Stockholder matters and Issuer Purchases of Equity Securities ” of our Annual Report filed on Form 10-K with the Securities and Exchange Commission (“ SEC ”) on May 20, 2010 (“ Annual Report ”).

The following information is in addition to the information already set forth under the corresponding captions identified below in Part II, Item 5 entitled “ Market for Registrant’s Common Equity.  Related Stockholder matters and Issuer Purchases of Equity Securities ” of our Annual Report.

From June 21, 2006 through April 1, 2009, our common stock was traded on the Alternative Investment Market (“ AIM ” ) of the London Stock Exchange under the symbol “OCZ.”  From April 2, 2009 to January 13, 2010, our common stock was not publicly traded and we did not undertake any efforts to determine whether transfers or trades occurred during this period of time and if transfers or trades did occur, the price(s) at which such transfers or trades occurred.  On January 14, 2010 our common stock was listed on the Over-the-Counter Bulletin Board (“ OTCBB ”)  and was traded on the OTCBB from February 10, 2010 to April 22, 2010.  Since April 23, 2010, our common stock has been quoted on The NASDAQ Capital Market.  The quotations below reflect the high and low bid prices for our common stock since May 31, 2007 as reported on AIM, OTCBB and The NASDAQ Capital Market, as applicable.  The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The NASDAQ Capital Market
	High	Low
2011:
4th Quarter (through January 26, 2011)	$8.37	$3.81

2010:
3rd Quarter (November 30, 2010)	$4.42	$1.79
2nd Quarter (August 31, 2010)	$3.89	$1.80
Period of April 23 – May 31, 2010	$5.05	$3.30

OTCBB
	High	Low
2010:
Period of March 1 – April 22, 2010	$5.25	$4.00
Period of January 14 – February 28, 2010	$6.25	$5.25

AIM
	High	Low
2009:
Period of March 1 – April 1, 2009	$0.36	$0.12
4th Quarter (February 28, 2009)	$0.51	$0.11

2008:
3rd Quarter (November 30, 2008)	$0.65	$0.38
2nd Quarter (August 31, 2008)	$1.25	$0.75
1st Quarter (May 31, 2008)	$1.88	$0.90
2 Month Period Ended February 29, 2008	$2.28	$1.48

2007:
4th Quarter (December 31, 2007)	$7.28	$2.10
3rd Quarter (September 30, 2007)	$9.72	$6.00
2nd Quarter (June 30, 2007)	$8.78	$5.65

The closing sales price for our common stock on January 26, 2011 was $7.86, as reported by The NASDAQ Capital Market.

Equity Compensation Plan Information

In December 2004, our Board adopted and our stockholders approved a stock incentive plan with 1,800,000 shares of common stock authorized for issuance (the “ Stock Incentive Plan ”).  The number of shares subject to the Stock Incentive Plan was subsequently increased to 5,232,873.  At our Annual Meeting of Stockholders which was held on November 15, 2010, our stockholders approved a second increase of up to 7,732,873 total shares of common stock authorized for issuance under the Stock Incentive Plan.

Recent Developments

In December 2010, Ryan M. Petersen and Arthur Armagast, our Chief Executive Officer and a former founder of OCZ, respectively, both of whom have a substantial interest in OCZ, sold an aggregate of 4,640,525 shares of our common stock at $3.75 per share in a private placement. These shares were issued in the United States in reliance of the exemption from securities registration in Section 4(1) under the Securities Act and all recipients of our common stock were “accredited” as defined under the rules of the SEC.

In January 2011, we issued warrant instruments to an investor in connection with a certain securities purchase agreement. These warrants are convertible into an aggregate of 25,000 shares of our common stock at an exercise price of $5.00 per share and expire on January 7, 2012. The shares were offered and sold outside of the United States in reliance upon Regulation S (“ Regulation S ”) under the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of December 30, 2010 as to the number of shares of our common stock beneficially owned by (i) each person we know to own beneficially more than 5% of our common stock, (ii) each person who is a director or director nominee, (iii) the executive officers for whom information is included in the Summary Compensation Table and (iv) all persons as a group who are directors and executive officers and as to the percentage of outstanding shares held by these persons on that date.   As of December 30, 2010, 34,262,356 shares of our common stock were issued and outstanding.  Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Unless otherwise indicated, all persons named below can be reached at OCZ Technology Group, Inc., 6373 San Ignacio Avenue, San Jose, California 95119.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	NUMBER OF SHARES BENEFICIALLY OWNED (2)	PERCENT (3)
Columbus Capital Management LLC (4)
One Montgomery Street, Suite 3300,
San Francisco, CA 94104	1,850,000	5.40%

Empire Capital Management LLC and Empire GP, LLC (5)
1 Gorham Island, Westport, CT 06880	3,092,175	8.90%

S Squared Technology, LLC (6) 515 Madison Avenue, #4200 New York, NY 10022	1,760,993	5.14%

Ryan M. Petersen (7)	2,999,998	8.76%

Alex Mei (8)	319,500	* %

Arthur Knapp (9)	697,117	2.02%

Richard Singh (10)	276,500	* %

Adam J. Epstein (11)	207,612	* %

Richard L. Hunter (12)	132,614	* %

Russell J. Knittel (13)	132,614	* %

Directors and executive officers as a group (7 persons) (14)	4,765,955	13.43%

*	Represents less than 1% of the issued and outstanding shares of our common stock as of December 30, 2010.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)
Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of their options.  Except as otherwise noted, options granted under our Stock Incentive Plan are immediately exercisable, subject to our right to repurchase unvested shares upon termination of employment or other service at a price equal to the option exercise price.

(3)
Calculated on the basis of 34,262,356 shares of common stock outstanding as of December 30, 2010, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after the date of this filing are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)
Columbus Capital Management, LLC (“ CCM ”) is the general partner of Columbus Capital Partners, L.P. (“ CCP ”) and Matthew D. Ockner is the managing member of CCM.  Mr. Ockner exercises sole voting and dispositive power over the shares.  CCM, CCP and Mr. Ockner each disclaim beneficial ownership with respect to these shares, as set forth in Schedule 13G filed with the SEC on August 12, 2010.

(5)
Represents shares of common stock and immediately exercisable warrants to purchase 500,001 shares of our common stock held by Empire Capital Partners, LP (“ Empire Capital ”), Empire Capital Partners, LTD (the “ Empire Overseas Fund ”) and Empire Capital Partners Enhanced Master Fund, LTD (the “ Enhanced Master Fund ”) and certain managed accounts (the “ Managed Accounts ”, and together with Empire Capital, the Empire Overseas Fund and Enhanced Master Fund, the “ Empire Funds ”).   Empire Capital has the power to dispose of and the power to vote the shares of common stock beneficially owned by it, which power may be exercised by its general partner, Empire GP, LLC (“ Empire GP ”).  Empire GP does not directly own any shares of common stock and/or warrants.  By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the “ Act ”), Empire GP may be deemed to beneficially own the shares owned by Empire Capital.  The Empire Overseas Fund and the Enhanced Master Fund each have the power to dispose of and the power to vote the shares of common stock and/or warrants beneficially owned by them, which power may be exercised by their investment manager, Empire Capital Management, LLC (“ Empire Management ”).  Empire Management also exercises the power to dispose of and the power to vote shares of common stock owned by certain managed accounts under its management. Empire Management does not directly own any shares of common stock and/or warrants.  By reason of the provisions of Rule 13d-3 of the Act, Empire Management may be deemed to beneficially own the shares owned by the Empire Overseas Fund, the Enhanced Master Fund and the Managed Accounts.  Messrs. Scott A. Fine and Peter J. Richards are the Members of Empire GP and Empire Capital, and in their capacities direct the operations of Empire GP and Empire Capital. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares beneficially owned by Empire Capital, the Empire Overseas Fund, the Enhanced Master Fund and the Managed Accounts.  Empire Management, Empire GP, the Empire Funds, Mr. Fine and Mr. Richards each disclaim any beneficial ownership of the shares.

(6)
Kenneth Goldblatt and Seymour L. Goldblatt are the managing members of S Squared Capital, LLC. As such, Kenneth Goldblatt and Seymour L. Goldblatt exercise shared voting and dispositive power with respect to these shares. Each of Kenneth Goldblatt and Seymour L. Goldblatt disclaims beneficial ownership of these securities except to the extent of his or its pecuniary interest therein.

(7)	All of the shares are held by the Petersen Family Trust. Mr. Petersen, as trustee of this trust, has voting and dispositive power over these securities.

(8)	Includes 319,500 shares subject to immediately exercisable options, of which 271,250 shares will be vested within 60 days of December 30, 2010.

(9)	Includes 250,000 shares subject to immediately exercisable options, of which 16,666 shares will be vested within 60 days of December 30, 2010.

(10)	Includes 250,000 shares subject to immediately exercisable options, of which 8,333 will be vested within 60 days of December 30, 2010.

(11)
Includes (i) immediately exercisable warrants to purchase 16,666 shares of our common stock, and (ii) 132,614 shares subject to immediately exercisable options, of which 38,636 shares will be vested within 60 days of December 30, 2010.

(12)	Includes 132,614 shares subject to immediately exercisable options, of which 38,636 shares will be vested within 60 days of December 30, 2010.

(13)	Includes 132,614 shares subject to immediately exercisable options, of which 29,469 shares will be vested within 60 days of December 30, 2010.

(14)
See notes 7 through 13.  Includes 1,234,008 shares subject to options and warrants that are currently exercisable or will become exercisable within 60 days of December 30, 2010 that are beneficially owned by current executive officers and directors.

SELLING STOCKHOLDERS

An aggregate of 4,692,525 shares of common stock, which consist of 4,640,525 shares of common stock and 52,000 shares of common stock issuable upon the exercise of our warrants, may be offered for sale and sold from time to time pursuant to this prospectus by the Selling Stockholders.  The term “Selling Stockholders” includes the stockholders listed below and their pledgees, assignees, or other successors-in-interest.  We have agreed to register all of the shares offered hereby for resale by the Selling Stockholders under the Securities Act and to pay all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders.  Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

Except as disclosed under this prospectus, none of the Selling Stockholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities.

The following table sets forth, for each of the Selling Stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold.

Unless otherwise indicated, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock.  All of the information contained in the table below is based upon information provided to us by the Selling Stockholders, and we have not independently verified this information.  The Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 34,262,356 shares of our common stock issued and outstanding as of December 30, 2010.

For the purposes of the following table, the number of shares of our common stock beneficially owned, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

In connection with various prior private placements, we issued shares of common stock and warrants that are or have been exercisable for either shares of our common stock.  The transactions under which such shares of common stock warrants have been issued and the terms of each such warrants instruments are described below.  The shares underlying each such warrant are registered pursuant to this registration statement.

In November 2010, we issued warrant instruments to various investors in connection with certain service agreements. These warrants are convertible into an aggregate of 27,000 shares of our common stock at an exercise price of $4.02 per share and expire between November 12, 2011 and May 12, 2012. The warrants have been issued in reliance on the exemptions provided by Section 4(2) of the Securities Act.

In December 2010, Ryan M. Petersen and Arthur Armagast, our Chief Executive Officer and a former founder of OCZ, respectively, both of whom have a substantial interest in OCZ, sold an aggregate of 4,640,525 shares of our common stock at $3.75 per share in a private placement. These shares were issued in the United States in reliance of the exemption from securities registration in Section 4(1) under the Securities Act and all recipients of our common stock were “accredited” as defined under the rules of the SEC.

In January 2011, we issued warrant instruments to an investor in connection with a certain securities purchase agreement. These warrants are convertible into an aggregate of 25,000 shares of our common stock at an exercise price of $5 per share and expire on January 7, 2012. The shares were offered and sold outside of the United States in reliance upon Regulation S (“ Regulation S ”) under the Securities Act.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED PRIOR TO THIS OFFERING					SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER THIS OFFERING

NAME AND ADDRESS OF HOLDER	NUMBER OF SHARES OWNED PRIOR TO OFFERING		TOTAL # OF SHARES BENEFICIALLY OWNED	% OF OUTSTANDING SHARES	NUMBER OF OFFERED SHARES	NUMBER OF SHARES BENEFICIALLY OWNED AFTER THE OFFERING	% OF OUTSTANDING SHARES
First Bank & Trust as Custodian of Ronald L. Chez IRA 820 Church Street Evanston, IL 60201	1,405,296	(1)	1,405,296	4.10%	645,664	759,632	2.21%

Athena Sofios Marks 16181 Matillija Drive Los Gatos, CA 95030	60,336		60,336	0.18%	60,336	-	-

E. Chez & B. Pitstick Trust 7/22/08, Eric Jason Chez Bene IRA, Marilyn J. Chez Decd 610 Central Avenue, Suite 200 Highland Park, IL 60035	12,000		12,000	0.04%	12,000	-	-

Empire Capital Partners, Ltd. (2) c/o Empire Capital Management, LLC 1 Gorham Island Suite 201 Westport, CT 06880	648.672	(3)	648,672	1.88%	66,999	581,673	1.69%

Empire Capital Partners Enhanced Master Fund, Ltd. (2) c/o Empire Capital Management, LLC 1 Gorham Island Suite 201 Westport, CT 06880	959,031	(4)	959,031	2.78%	100,923	858,108	2.49%

Empire Capital Partners, LP (5) c/o Empire Capital Management, LLC 1 Gorham Island Suite 201 Westport, CT 06880	798,805	(6)	798,805	2.32%	82,078	716,727	2.08%

Herald Investment Management Limited, on behalf of Herald Investment Trust PLC (7) 10-11 Charterhouse Square London, ECIM 6EE, England	1,000,000		1,000,000	2.92%	1,000,000	-	-

Leonidas Opportunity Fund (8) 450 Sansome Street,16th Floor San Francisco, CA 94111	60,000		60,000	0.18%	60,000	-	-

Leaf Investment Partners, LP (9) 515 Madison Avenue Suite 4200 New York, NY 10022	1,760,993		1,760,993	5.14%	600,000	1,160,993	3.39%

Precept Capital Master Fund, G.P. (10) 200 Crescent Court, Suite 1450 Dallas, TX 75201	574,998	(11)	574,998	1.67%	75,000	499,998	1.45%

Westpark Capital, L.P. (12) 4965 Preston Park Blvd., Suite 220 Plano, TX 75093	62,525		62,525	0.18%	62,525	-	-

Connective Capital Emerging Energy Master Fund, Ltd (13) 385 Homer Avenue Palo Alto, CA 94301	113,000		113,000	0.33%	113,000	-	-

Connective Capital I Master Fund, Ltd. (14) 385 Homer Avenue Palo Alto, CA 94301	267,000		267,000	0.78%	267,000	-	-

Connective Capital II Cayman Master, Ltd. (15) 385 Homer Avenue Palo Alto, CA 94301	100,000		100,000	0.29%	100,000	-	-

J. Patterson McBaine c/o Gruber & McBaine Cap Management 50 Osgood Place, Penthouse San Francisco, CA 94111	47,000		47,000	0.14%	47,000	-	-

Harvest Diversified Partners, LP (16) 600 Montgomery Street, Suite 2000 San Francisco, CA 94111	27,750		27,750	0.08%	27,750	-	-

Harvest Technology Partners, LP (17) 600 Montgomery Street, Suite 2000 San Francisco, CA 94111	80,375		80,375	0.23%	80,375	-	-

Harvest Technology Partners Offshore, Ltd. (18) 600 Montgomery Street, Suite 2000 San Francisco, CA 94111	2,750		2,750	0.01%	2,750	-	-

LLT Limited (19) Washington Mall 1, 4th Floor, 20 Church Street Hamilton HM11, Bermuda	14,125		14,125	0.04%	14,125	-	-

Jon D. and Linda W. Gruber Trust (20) 50 Osgood Place San Francisco, CA 94133	310,400		310,400	0.91%	213,000	97,400	*	%

Lagunitas Partners L.P. (21) 50 Osgood Place San Francisco, CA 94133	617,143		617,143	1.80%	390,000	227,143	*	%

Anthony B. Low-Beer c/o Scarsdale Equities 10 Rockefeller Plaza Suite 720 New York, NY 10020	300,000	(22)	300,000	0.87%	50,000	250,000	*	%

Kevin McCormack c/o Scarsdale Equities 10 Rockefeller Plaza Suite 720 New York, NY 10020	5,000		5,000	0.01%	5,000	-	-

Ryan P. McCormack c/o Scarsdale Equities 10 Rockefeller Plaza Suite 720 New York, NY 10020	5,000		5,000	0.01%	5,000	-	-

Phylis Esposito c/o Scarsdale Equities 10 Rockefeller Plaza Suite 720 New York, NY 10020	155,000	(23)	155,000	0.45%	30,000	125,000	*	%

Almond Investment Fund LLC (24) P.O. Box 1078 Ross, CA 94957	1,085,000	(25)	1,085,000	3.15%	430,000	655,000	1.90%

Valor Holdings, Inc. (26) Attention: Russell M. Sarachek 711 Fifth Avenue 15th Floor New York, NY 10022	354,408	(27)	354,408	1.03%	100,000	254,408	*	%

J. Kevin Moran c/o Investor Relations Group 11 Stone Street, 3rd Floor New York, NY 10004	5,000	(28)	5,000	0.01%	5,000	-	-

Dian Griesel c/o Investor Relations Group 11 Stone Street, 3rd Floor New York, NY 10004	20,000	(29)	20,000	0.06%	20,000	-	-

Gemini Strategies, LLC (30) 135 Liverpool Drive, Suite C Cardiff, CA 92007 Attention: Steven Winters	2,000	(31)	2,000	0.01%	2,000	-	-

MICSYS Technology Co., Ltd. (32) 8F-5, No. 16 Jian-Ba Rd., Chung-Ho City, Taipei County Taiwan ROC Attention: Joy Tseng	25,000	(33)	25,000	0.51%	25,000	-	-

*	Less than one percent of the total number of shares of common issued and outstanding.

1.	Includes 166,666 shares of common stock exercisable upon exercise of outstanding warrants.

2.
Empire Capital Management, L.L.C. is the investment manager to, and has investment discretion over, the shares held by Empire Capital Partners, Ltd. and Empire Capital Partners Enhanced Master Fund, Ltd.  Scott A. Fine and Peter J. Richards are the managing members of Empire Capital Management L.L.C. and, in such capacity, have voting and dispositive power with respect to such shares.  Each of Empire Capital Partners, Ltd., Empire Capital Partners Enhanced Master Fund, Ltd., Scott A. Fine and Peter J. Richards disclaims beneficial ownership of these shares.

3.	Includes 142,358 shares of common stock issuable upon the exercise of outstanding warrants.

4.	Includes 192,208 shares of common stock issuable upon the exercise of outstanding warrants.

5.
Empire GP, L.L.C. is the general partner of, and has investment discretion over the shares held by Empire Capital Partners, LP.  Scott A. Fine and Peter J. Richards are the managing members of Empire GP, L.L.C. and, in such capacity, have voting and dispositive power with respect to such shares.  Each of Empire Capital Partners, LP, Scott A. Fine and Peter J. Richards disclaims beneficial ownership of these shares.

6.	Includes 165,435 shares of common stock issuable upon the exercise of outstanding warrants.

7.
Herald Investment Trust plc is the beneficial owner which has appointed Herald Investment Management Limited as the Appointed Investment Manager. Katie Potts, Senior Director of HIML with prime responsibility for the management of Herald Investment Trust plc and Fraser Elms, Investment Manager, have voting and dispositive power with respect to such shares.

8.
Skiritai Capital, LLC is the general partner of Leonidas Opportunity Fund and Russell R. Silvestri is the managing director of Skiritai Capital, LLC. As such, Russell R. Silvestri has voting and dispositive power over these shares.

9.
S Squared Capital, LLC is the general partner of Leaf Investment Partners, L.P., and Kenneth Goldblatt and Seymour L. Goldblatt are the managing members of S Squared Capital, LLC. As such, Kenneth Goldblatt and Seymour L. Goldblatt exercise shared voting and dispositive power with respect to these shares. Each of S Squared Capital, LLC, Kenneth Goldblatt and Seymour L. Goldblatt disclaims beneficial ownership of these securities except to the extent of his or its pecuniary interest therein.

10.
D. Blair Baker is the Managing Member of Precept Management, LLC (“ Precept Management ”).  Precept Management is the general partner of Precept Capital Management, LP, which is the agent and attorney in fact of Precept Capital Master Fund, G.P.  Precept Management exercises sole voting and dispositive power over these shares.

11.	Includes 166,666 shares of common stock issuable upon the exercise of outstanding warrants.

12.	Patrick J. Bosnahan is the general partner of Westpark Capital L.P., and as such, has voting and dispositive power with respect to such shares.

13.
Connective Capital Management, LLC is the investment manager to, and has investment discretion over, the shares held by Connective   Capital Emerging Energy Master Fund, Ltd.  Sidney Chen, the Vice President of Operations of Connective Capital Management, LLC has voting and dispositive power with respect to such shares.

14.
Connective Capital Management, LLC is the investment manager to, and has investment discretion over, the shares held by Connective   Capital I Master Fund, Ltd.    Sidney Chen, the Vice President of Operations of Connective Capital Management, LLC has voting and dispositive power with respect to such shares.

15.
Connective Capital Management, LLC is the investment manager to, and has investment discretion over, the shares held by Connective   Capital II Cayman Master, Ltd.    Sidney Chen, the Vice President of Operations of Connective Capital Management, LLC has voting and dispositive power with respect to such shares.

16.	Kurt King, as the portfolio manager of Harvest Diversified Partners, LP, has sole voting and dispositive power with respect to such shares.

17.	Kurt King, as the portfolio manager of Harvest Technology Partners, LP, has sole voting and dispositive power with respect to such shares.

18.	Kurt King, as the portfolio manager of Harvest Technology Partners Offshore, Ltd., has sole voting and dispositive power with respect to such shares.

19.	LLT Limited is owned 100% by Tewksbury Investment Fund. Kurt King has voting and dispositive power with respect to such Shares.

20.	Jon D. Gruber, as Trustee of the Jon D. and Linda W. Gruber Trust, has sole voting and dispositive power with respect to these shares.

21.
Gruber & McBaine Capital Management, LLC (“ GMCM ”) is the general partner of Lagunitas Partners, L.P., and Jon D. Gruber and J. Patterson McBaine are the managing members of GMCM. As such, Jon D. Gruber and J. Patterson McBaine exercise shared voting and dispositive power with respect to these shares. Each of GMCM, Jon D. Gruber and J. Patterson McBaine disclaims beneficial ownership of these securities except to the extent of his or its pecuniary interest therein.

22.	Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.

23.	Includes 25,000 shares of common stock issuable upon the exercise of outstanding warrants.

24.	Charles M. Almond, as manager of Almond Investment Fund, LLC, has sole voting and dispositive power with respect to these shares. Mr. Almond disclaims any beneficial ownership over such shares.

25.	Includes 165,000 shares of common stock issuable upon the exercise of outstanding warrants.

26.
Russell M. Sarachek, the Managing Member of Valor Holdings, Inc., has sole voting and dispositive power over the shares.  Mr. Sarachek disclaims beneficial ownership over these shares except to the extent of his pecuniary interest in Valor Holdings, Inc.

27.	Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.

28.	Includes 5,000 shares of common stock issuable upon the exercise of outstanding warrants.

29.	Includes 25,000 shares of common stock issuable upon the exercise of outstanding warrants.

30.	Steven Winters, as the sole managing member of Gemini Strategies, LLC, has sole voting and dispositive power over the shares.

31.	Includes 2,000 shares of common stock issuable upon the exercise of outstanding warrants.

32.	Miss Joy Tseng, as owner of Micsys Technology Co., Ltd., a limited liability company, has sole voting and dispositive power over these shares.

33.	Includes 25,000 shares of common stock issuable upon the exercise of outstanding warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the common stock of OCZ and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock included in this prospectus on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portionof the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440 of the Financial Industry Regulatory Authority (“ FINRA ”); and in the case of a principal transaction a markup or markdown in compliance with FINRA’s NASD IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares, including SEC filing fees.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act and have advised the Company that they will comply with applicable prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each Selling Stockholder has advised the Company that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares registered hereunder.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares registered hereunder by the Selling Stockholders.

The Company agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect; (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect; or (iii) three (3) years from December 23, 2010.  The shares registered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares registered hereunder may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person.  The Company will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, except where there is an exemption from such delivery requirements under applicable securities laws.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by Mayer Brown LLP.

EXPERTS

The consolidated financial statements of OCZ Technology Group, Inc. and subsidiaries for each of the three fiscal years in the three-year period ended  February 28, 2010 have been included in this prospectus and in the registration statement in reliance upon the reports of Crowe Clark Whitehill LLP (On October 1, 2010, Horwath Clark Whitehill LLP changed its name to Crowe Clark Whitehill LLP) for the fiscal years ended February 29, 2008 and February 28, 2009 and Crowe Horwath LLP for the fiscal year ended February 28, 2010 , both of which are independent registered public accounting firms, as stated in their respective reports dated May 1, 2009 and  May 20, 2010 each of which is incorporated by reference herein, and such consolidated financial statements have been so incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes since February 28, 2010 that have not been described in our Annual Report on Form 10-K, a Form 10-Q or Form 8-K filed under the Exchange Act, or this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (such Registration Statement, together with all amendments and exhibits thereto, being hereinafter referred to as the “ Registration Statement ”) under the Securities Act, for the registration under the Securities Act of the shares of common stock offered hereby.  This prospectus does not contain all the information set forth in the Registration Statement; certain parts of which are omitted in accordance with the rules and regulations of the SEC.  Reference is hereby made to the Registration Statement which contains further information with respect to us and our common stock.  Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the SEC.

We are subject to the reporting requirements of the Exchange Act, and in accordance therewith file reports, including annual and quarterly reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

6373 San Ignacio Avenue
San Jose, California 95119
(408) 733-8400

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

            We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information in the documents incorporated by reference is considered to be part of this prospectus.  Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.  Except as set forth below, the SEC file number for the documents incorporated by reference in this prospectus is 001-3465.

We have filed the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

•	Our Annual Report on Form 10-K for the fiscal year ended February 28, 2010, as filed with the SEC on May 20, 2010.

•
Our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2010, as filed with the SEC on July 12, 2010, Amendment No. 1 thereto on Form 10Q/A, as filed with the SEC on July 19, 2010, the Form 10-Q for the quarterly period ended August 31, 2010, as filed with the SEC on October 15, 2010 and the Form 10-Q for the quarterly period ended November 30, 2010, as filed with the SEC on January 13, 2011, Amendment No. 1 thereto on Form 10Q/A, as filed with the SEC on January 14, 2011.

•	Our definitive Proxy Statement filed in connection with the Annual Meeting of Stockholders held on November 15, 2010, as filed with the SEC on October 15, 2010.

•
Our Current Reports on Form 8-K, as filed with the SEC on March 26, 2010, March 29, 2010, April 8, 2010, April 13, 2010, May 11, 2010, May 12, 2010, May 14, 2010, May 27, 2010, June 3, 2010, June 28, 2010, June 29, 2010, August 18, 2010, October 12, 2010, November 4, 2010, November 16, 2010 and February 11, 2011 .

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us at:

6373 San Ignacio Avenue
San Jose, California 95119
(408) 733-8400

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.  You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.  Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

THROUGH AND INCLUDING 90 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

4,640,525 SHARES OF COMMON STOCK

52,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING WARRANTS

OCZ TECHNOLOGY GROUP, INC.

PROSPECTUS

MARCH 3, 2011